Exhibit 5.1

November 28, 2011

Netflix, Inc.

100 Winchester Circle

Los Gatos, CA 95032

Re:	Netflix, Inc.—Registration Statement on Form S-3
Registration	No. 333-178091

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (Registration No. 333-178091) (the “Registration Statement”), filed by Netflix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 21, 2011 and the prospectus dated November 22, 2011 and included in the Registration Statement (the “Prospectus”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of 2,857,143 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). We have been advised by you that the Shares are to be sold as described in the Registration Statement and the Prospectus. You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Act.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, dated November 21, 2011 (the “Underwriting Agreement”), by and among the Company, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, and the instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the Shares will be issued and sold in compliance with applicable Federal and state securities laws.

Based on such examination, we are of the opinion that the Shares, when issued, delivered and paid for in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Netflix, Inc.

November 28, 2011

We express no opinion as to the laws of any jurisdiction, other than the Federal laws of the United States of America, the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation